Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Stockholders Authorise Share Issue

28 May, 2004 — Oslo, Norway — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) announced today that at a Special Meeting of Stockholders held in Oslo, Norway, its stockholders have passed a proposal which authorises CanArgo to issue up to 75 Million Shares of common stock.

Dr. David Robson, President and CEO of CanArgo said, “We are pleased that our Stockholders have voted to authorise this issue which will now allow us to move forward with our efforts to raise funds for our development and appraisal efforts in Georgia.”

A Registration Statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In other news CanArgo announced that it has completed a deal to sell its interest in the Bugruvativske Field in Ukraine for $2 million. CanArgo has received $250,000 and will receive the remaining $1,750,000 based on certain production targets being achieved on the project. CanArgo has now completed its exit from that country.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation,
Julian Hammond
Tel: +44 1481 729 980
Fax +44 1481 729 982
Mobile: +44 7740 576 139
e-mail: info@canargo.com

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